UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2019

WEINGARTEN REALTY INVESTORS
(Exact name of registrant as specified in its charter)

Texas	1-9876	74-1464203
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (713) 866-6000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

The information contained in the last paragraph of Item 5.02 below is incorporated herein by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2019, the Board of Trust Managers (the "Board") of Weingarten Realty Investors (the "Company") appointed Andrew M. Alexander as Chairman of the Board, effective immediately. Mr. A. Alexander will continue to serve as President and Chief Executive Officer of the Company, which positions he has held since 1997 and 2001, respectively.

Additionally, the Board created the position of Chairman Emeritus and elected Stanford J. Alexander to this position, effective immediately. Mr. S. Alexander previously served as Chairman of the Board, a position he held since 1993.

The Company's Governance Policies provide that non-employee Trust Managers are not eligible for reelection at any annual meeting following their 75th birthday. As a result of this practice, James W. Crownover is retiring from the Board effective as of the date of the 2019 Annual Meeting of Shareholders scheduled to be held on April 29, 2019.

In connection with the appointment to Chairman of the Board, Mr. A. Alexander entered into a Severance and Change in Control Agreement (“SIC Agreement”) with the Company effective as of February 21, 2019. The SIC Agreement provides, among other things, that if (a) Mr. A. Alexander is terminated by the Company for any reason other than for Cause (as defined in the SIC Agreement) following the commencement of any discussion with a third person that results in a Change in Control (as defined in the SIC Agreement) within 180 calendar days after such termination or removal; or (b) during a one-year period following a Change In Control, (i) Mr. A. Alexander’s employment with the Company is terminated by the Company other than for Cause; (ii) Mr. A. Alexander’s employment is terminated due to permanent disability or death; or (iii) Mr. A. Alexander terminates his employment with the Company for Good Reason (as defined in the SIC Agreement), he will be entitled to receive a lump sum severance benefit in an amount equal to 2.99 times (1) his annualized base salary as of the date an event constituting a Change in Control first occurs or, if higher, (2) his highest base salary in any year in the previous five fiscal years immediately preceding the first event constituting a Change in Control, plus 2.99 times his targeted bonus for the fiscal year in which the first event constituting a Change in Control occurs, and a lump sum payment equal to the total cost of coverage under the Company's benefit plans for coverage equal to that which would have been provided to him in accordance with such plan if his employment had not been terminated. The SIC Agreement also provides that if any payment by the Company to Mr. A. Alexander would be subject to excise tax, then the payments will be reduced if and to the extent that such reduction would allow Mr. A. Alexander to receive a higher net after tax amount. The foregoing summary description is qualified in its entirety by reference to the SIC Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

99.1	Severance and Change in Control Agreement between Weingarten Realty Investors and Andrew M. Alexander dated February 21, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2019

WEINGARTEN REALTY INVESTORS

By:	/s/ Joe D. Shafer
Joe D. Shafer
Senior Vice President/ Chief Accounting Officer

INDEX TO EXHIBITS

99.1	Severance and Change in Control Agreement between Weingarten Realty Investors and Andrew M. Alexander dated February 21, 2019.